Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cathay Industrial Biotech Limited:

We consent to the use of our report dated April 5, 2011, except as to notes 6, 21(a) and 21(b), which were as of June 16, 2011, included herein and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG

Hong Kong, China

August 1, 2011